As filed with the Securities and Exchange Commission on May 17, 2005.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

__________

STOLT OFFSHORE S.A.

(Exact name of registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

c/o Stolt Offshore M.S. Ltd. Dolphin House Windmill Road Sunbury-on-Thames Middlesex, England (Address of Registrant's principal executive offices)	TW167HT (Zip Code)

Stolt Offshore Inc. 401(k) Profit Sharing Plan and Trust

(Full title of the Plan)

__________

Quinn Hebert

Stolt Offshore Inc.

10787 Clay Road

Houston, Texas 77041

(Name and address of agent for service)

(713) 430-1100

(Telephone number, including area code,

of agent for service)

Copy to:

Margaret F. Murphy

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100
Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares ($2.00 par value per share) represented by American Depositary Shares(1)	2,000,000	$7.265(3)	$14,530,000(3)	$1,710.18
Participation interests in the 401(k) Profit Sharing Plan and Trust				$ 0

(1)

A separate registration statement on Form F-6 (No. 333-90470) has been declared effective with respect to the American Depositary Shares, represented by American Depositary Receipts, issuable on the basis of one American Depositary Share for each Common Share.

(2)

Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Shares of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, based on the average of the high and low price per share of the American Depositary Shares (each representing one Common Share) on the Nasdaq Stock Market on May 13, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed by Stolt Offshore S.A. (the "Registrant") or the Stolt Offshore Inc. 401(k) Profit Sharing Plan and Trust (the "Plan") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

(a)     The Registrant's Annual Report on Form 20-F for the fiscal year ended November 30, 2003 (including the description of the 2,000,000 Common Shares contained therein);

(b)     The Registrant's Reports on Form 6-K furnished to the Commission on December 22 and 30, 2003, January 16 and 22, 2004, February 6, 13, 17 and 18, 2004, March 11, 15 and 18, 2004, April 23, 2004, May 7 and 17, 2004, June 1, 3 and 10, 2004, July 13, 2004, October 13, 2004, November 18, 2004, December 8, 2004, January 10 and 14, 2005, February 3 and 24, 2005, and April 11 and 15, 2005; and

(c)     The Plan's Annual Report on Form 11-K for the year ended December 31, 2003, filed pursuant to Section 15(d) of the Exchange Act.

All reports filed by the Registrant or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statements contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

The Registrant's Articles of Incorporation provide that the Registrant shall indemnify any present or former director or officer to the fullest extent permitted by law against liability and all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding (whether civil, criminal, or otherwise, including appeals), actual or threatened, in which he becomes involved as a party or otherwise, by virtue of his being or having been such director or officer, and against amounts paid or incurred by him in the settlement thereof; provided, however, that the Registrant is not obligated to provide such indemnification or reimbursement; (i) against any liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Registrant; or (iii) in the event of a settlement, unless the settlement has been approved by the court or by the Board of Directors. Such indemnification includes, without limitation, attorneys' fees, costs, judgment, and amounts paid in settlement.

In each case, the enforceability of the Registrant's obligation to indemnify, pay or reimburse a director or officer would be limited by the laws of Luxembourg. The Registrant has been advised by Elvinger, Hoss & Prussen, its Luxembourg counsel, that under Luxembourg law indemnification of directors and officers is a matter of contract, and that the Articles of Incorporation would be enforceable as such as a contract.

Item 7.     Exemption From Registration Claimed.

Not applicable.

Item 8.     Exhibits.
4.1

Amended and Restated Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and all holders and beneficial owners from time to time of American Depositary Receipts issued thereunder (incorporated by reference from Exhibit (a) to the Registrant's Registration Statement on Form F-6 (No. 333-90470) filed with the Commission on June 10, 2002).

4.2

 Form of Supplemental Agreement to Deposit Agreement by and among the Registrat, Deutsche Bank Trust Company Americas, as successor depositary, and all holders and beneficial owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated by reference from Exhibit (a)(2) to the Registrant's Registration Statement on Form F-6 (No. 333-123139) filed with the Commission on March 4, 2005).

4.3	Form of American Depositary Receipts (included in Exhibit 4.2).
5.1	Internal Revenue Service determination letter issued August 26, 2004.
5.2	Internal Revenue Service determination letter issued January 30, 1995.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Elvinger, Hoss & Prussen
24	Power of Attorney (included in the signature pages of this Registration Statement)

Item 9.     Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made and to the extent required by the Securities Act of 1933 and the rules and regulations promulgated thereunder, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment filed for such purposes shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunbury-on-Thames, Middlesex, England, on this 16th day of May, 2005.

STOLT OFFSHORE S.A.
By:	/s/ Tom Ehret
Tom Ehret
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints each of Johan Rasmussen, Tom Ehret and Stuart Jackson, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tom Ehret	Chief Executive Officer and Director	May 16, 2005
Tom Ehret	(Principal Executive Officer)

/s/ Stuart Jackson	Chief Financial Officer	May 16, 2005
Stuart Jackson	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Mark Woolveridge	Chairman of the	May 16, 2005
Mark Woolveridge	Board of Directors

/s/ J. Frithjof Skouveroe	Director	May 16, 2005
J. Frithjof Skouveroe

/s/ James B. Hurlock	Director	May 16, 2005
James B. Hurlock

/s/ Haakon Lorentzen	Director	May 16, 2005
Haakon Lorentzen

/s/ Trond O. Westlie	Director	May 16, 2005
Trond O. Westlie

/s/ George H. Doremus	Director	May 16, 2005
George H. Doremus

STOLT OFFSHORE INC. duly authorized representative in the United States of each foreign person signing this Registration Statement
By:	/s/ Quinn Herbert
Quinn Hebert
President

The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on May 16, 2005.

STOLT OFFSHORE INC. 401(K) PROFIT SHARING PLAN AND TRUST
By:	/s/ Mark A. Waddell
Human Resources Director/Trustee
Title:	Chief Executive Officer and Director of Stolt Offshore Inc., the Plan Administrator